Exhibit 99.1

Contact: Matthew P. Deines, President and Chief Executive Officer Geri Bullard, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

PORT ANGELES, Wash., Jan. 26, 2022 (GLOBE NEWSWIRE) -- First Northwest Bancorp (Nasdaq: FNWB)

FIRST NORTHWEST BANCORP ANNOUNCES RECORD EARNINGS IN THE FOURTH QUARTER OF 2021

Q4 2021 Net Income	Q4 2021 Diluted Earnings Per Share	YTD Loan Growth	Q4 2021 Net Interest Margin	Book Value per Share
$5.1 million	$0.56	18%	3.58%	$19.10
				$18.89[1], excluding goodwill and intangibles

CEO Commentary

“The fourth quarter concluded a record year of profitability and growth for First Fed,” said Matthew P. Deines, President and CEO of First Northwest Bancorp. “We couldn’t be more pleased with the First Fed team, who worked together to deliver second-to-none financial solutions to the communities we serve.”

“The strategic investments and activities we began in 2020 continue to drive increased lending, improvements in our deposit franchise and expansion of our fintech initiatives that will continue to support growth,” Deines added. “Record revenues and net income and continued growth in our loan portfolio highlight the progress we have made in transforming First Fed into a high-performing, fintech-enabled community bank.”

The Board of Directors of First Northwest Bancorp declared a quarterly cash dividend of $0.07 per common share. The dividend will be payable on February 25, 2022, to shareholders of record as of the close of business on February 11, 2022.

Quarter Ended December 31, 2021 to September 30, 2021	Quarter Ended December 31, 2021 to December 31, 2020
Financial Highlights
Net income of $5.1 million and diluted earnings per share of $0.56, compared to $4.2 million and $0.45, respectively	Net income of $5.1 million and diluted earnings per share of $0.56, compared to $3.8 million and $0.41, respectively
Total revenue (net interest income before provision plus noninterest income) of $20.6 million, an increase of 4.8%, or $952,000, compared to an increase in non-interest expenses of 5.3%, or $744,000	Total revenue of $20.6 million, an increase of 18.9%, or $3.3 million, compared to an increase in non-interest expenses of 25.2%, or $3.0 million
Effective tax rate of 18.3%, compared to 18.9%	Effective tax rate of 18.3%, compared to 18.2%
Financial Position
Total assets of $1.92 billion, up $75.9 million, or 4.1%	Increase in total assets of $266.7 million, or 16.1%
Total gross loans, excluding loans held for sale, of $1.36 billion, up $4.3 million, or 0.3%	Increase in total gross loans, excluding loans held for sale, of $203.1 million, or 17.6%
Total deposits of $1.58 billion, up $57.7 million, or 3.8%	Increase in total deposits of $247.1 million, or 18.5%
Asset Quality and Capital
Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.07%, compared to 0.06%	Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.07%, compared to 0.14%
Tangible common equity ratio[1] of 9.82%, compared to 10.07%	Tangible common equity ratio[1] of 9.82%, compared to 11.27%
Key Performance Metrics
Net interest margin of 3.58% for both quarters	Net interest margin of 3.58%, compared to 3.46%
Efficiency ratio of 70.5%, compared to 70.3%	Efficiency ratio of 70.5%, compared to 67.7%
Return on average assets and return on tangible common equity[1] of 1.09% and 10.82%, compared to 0.92% and 8.73%, respectively	Return on average assets and return on tangible common equity[1] of 1.09% and 10.82%, compared to 0.97% and 8.28%, respectively
Tangible book value per share[1] of $18.89, an increase of 2.26% from $18.48	Tangible book value per share[1] of $18.89 an increase of 3.9% from $18.19
2021 Year-End Highlights
Record net income of $15.4 million and diluted earnings per share of $1.66, up 49.1% and 50.9%, from $10.3 million and $1.10, respectively
Record total revenue of $73.9 million, an increase of 23.6%, or $14.1 million, compared to an increase in noninterest expenses of 31.2%, or $13.0 million
Effective tax rate of 17.6%, compared to 22.2%
Net interest margin of 3.51%, compared to 3.27%
Efficiency ratio of 73.0%, compared to 69.3%
Return on average assets and return on tangible common equity[1] of 0.87% and 8.22%, compared to 0.72% and 5.79%
Repurchased 349,497 shares of common stock at an average price of $17.07 per share, for a total of $6.0 million in 2021

1 See reconciliation of Non-GAAP Financial Measures later in this release.

Balance Sheet Review

Total assets increased $75.9 million, or 4.1%, to $1.92 billion at December 31, 2021, compared to $1.85 billion at September 30, 2021, and increased $266.7 million, or 16.1%, compared to $1.65 billion at December 31, 2020.

Cash and cash equivalents increased by $49.9 million, or 65.5%, to $126.0 million as of December 31, 2021, compared to $76.1 million as of September 30, 2021. The Company continues to deploy excess cash and move it into higher yielding assets relative to cash as opportunities arise.

Investment securities increased $18.3 million, or 5.6%, to $344.2 million at December 31, 2021, compared to $325.9 million three months earlier, and decreased $20.1 million compared to $364.3 million at December 31, 2020. At December 31, 2021, municipal bonds totaled $113.4 million and comprised the largest portion of the investment portfolio at 32.9%. The estimated average life of the total investment securities portfolio was approximately 5.7 years, compared to 5.8 years in the prior quarter and 7.3 years in the fourth quarter of 2020.

Investment securities consisted of the following at the dates indicated:

	December 31, 2021	September 30, 2021	December 31, 2020	Three Month Change	One Year Change
	(In thousands)
Available for Sale at Fair Value
Municipal bonds	$113,364	$110,265	$127,862	$3,099	$(14,498)
International agency issued bonds (Agency bonds)	1,920	1,940	—	(20)	1,920
U.S. government agency issued asset-backed securities (ABS agency)	—	—	63,820	—	(63,820)
Corporate issued asset-backed securities (ABS corporate)	14,489	11,016	29,280	3,473	(14,791)
Corporate issued debt securities (Corporate debt)	59,789	55,946	35,510	3,843	24,279
U.S. Small Business Administration securities (SBA)	14,680	15,842	18,564	(1,162)	(3,884)
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	79,962	75,091	62,683	4,871	17,279
Corporate issued mortgage-backed securities (MBS corporate)	60,008	55,790	26,577	4,218	33,431
Total securities available for sale	$344,212	$325,890	$364,296	$18,322	$(20,084)

Net loans, excluding loans held for sale, increased $5.1 million, or 0.4%, to $1,350 million at December 31, 2021, from $1,345 million at September 30, 2021, and increased $208.3 million, or 18.2%, from $1.14 billion a year ago. Multi-family loans decreased $5.2 million during the current quarter as the increase from loan originations totaling $39.3 million was offset by the sale of loans (servicing retained) with balances totaling $43.5 million. Commercial business loans decreased $12.1 million during the quarter, mainly as the result of decreases in Northpointe Mortgage Participation program loans of $1.2 million and Paycheck Protection Program (“PPP”) loans paid off during the quarter of $9.1 million.

The Company originated $46.2 million in residential mortgages during the fourth quarter and sold $25.1 million, with an average gross margin on sale of mortgage loans of approximately 2.64%. This production compares to residential mortgage originations of $52.7 million in the preceding quarter with sales of $22.3 million, with an average gross margin of 2.67%.

Loans receivable consisted of the following at the dates indicated:

	December 31, 2021	September 30, 2021	December 31, 2020	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$294,965	$294,432	$309,828	$533	$(14,863)
Multi-family	172,409	177,560	162,467	(5,151)	9,942
Commercial real estate	363,299	353,356	296,574	9,943	66,725
Construction and land	224,709	214,472	123,627	10,237	101,082
Total real estate loans	1,055,382	1,039,820	892,496	15,562	162,886

Consumer:
Home equity	39,172	38,881	33,103	291	6,069
Auto and other consumer	182,769	182,238	128,233	531	54,536
Total consumer loans	221,941	221,119	161,336	822	60,605

Commercial business	79,838	91,939	100,201	(12,101)	(20,363)

Total loans	1,357,161	1,352,878	1,154,033	4,283	203,128
Less:
Net deferred loan fees	4,772	5,274	4,346	(502)	426
Premium on purchased loans, net	(12,995)	(12,765)	(6,129)	(230)	(6,866)
Allowance for loan losses	15,124	15,243	13,847	(119)	1,277
Total loans receivable, net	$1,350,260	$1,345,126	$1,141,969	$5,134	$208,291

Total deposits increased $57.7 million, to $1.58 billion at December 31, 2021, compared to $1.52 billion at September 30, 2021, and increased $247.1 million, or 18.5%, compared to $1.33 billion a year ago. Demand deposits increased 25.4% compared to a year ago to $540.1 million at December 31, 2021, and represented 34.2% of total deposits; money market accounts increased 39.3% compared to a year ago to $597.8 million, and represented 37.8% of total deposits; savings accounts increased 18.4% compared to a year ago to $194.6 million at December 31, 2021, and represented 12.3% of total deposits; and certificates of deposit decreased 19.9% compared to a year ago to $247.2 million at quarter-end, and represented 15.6% of total deposits.

The total cost of deposits was 0.20% for the fourth quarter of 2021 compared to 0.23% for the third quarter of 2021 and improved from 0.34% for the fourth quarter of 2020.

Deposits consisted of the following at the dates indicated:

	December 31, 2021	September 30, 2021	December 31, 2020	Three Month Change	One Year Change
	(In thousands)
Noninterest-bearing demand deposits	$343,932	$328,463	$274,930	$15,469	$69,002
Interest-bearing demand deposits	196,970	182,181	156,241	14,789	40,729
Money market accounts	597,815	573,713	429,143	24,102	168,672
Savings accounts	194,620	193,479	164,434	1,141	30,186
Certificates of deposit	247,243	245,080	308,769	2,163	(61,526)
Total deposits	$1,580,580	$1,522,916	$1,333,517	$57,664	$247,063

Total shareholders’ equity increased to $190.5 million at December 31, 2021, compared to $187.4 million three months earlier, and increased from $186.4 million a year earlier. Tangible book value per common share1 was $18.89 at December 31, 2021, compared to $18.48 at September 30, 2021 and $18.19 at December 31, 2020; while book value per common share was $19.10 at December 31, 2021, compared to $18.65 at September 30, 2021 and $18.20 at December 31, 2020. We repurchased 57,565 shares of common stock under the October 2020 Plan at an average price of $18.06 per share for a total of $1.0 million during the quarter ended December 31, 2021.

1 See reconciliation of Non-GAAP Financial Measures later in this release.

Income Statement Results

In the fourth quarter of 2021, the Company generated a return on average assets ("ROAA") of 1.09%, and a return on average equity ("ROAE") of 10.72%, compared to 0.92% and 8.69%, respectively, in the third quarter of 2021, and 0.97% and 8.32%, respectively, in the fourth quarter of 2020.

For the year ended December 31, 2021, ROAA and ROAE were 0.87% and 8.19%, respectively, compared to 0.72% and 5.79% for the year ended December 31, 2020.

Total interest income increased to $17.2 million for the fourth quarter of 2021, compared to $16.8 million in the previous quarter and $14.0 million in the fourth quarter of 2020. Interest and fees on loans increased due to loan growth during the current quarter in addition to deferred fee income recognized on PPP loans. The current quarter yield on average loans receivable also increased by 8 basis points compared to the same period in the prior year. Total interest expense was $1.4 million for the third and fourth quarters of 2021, compared to $1.3 million in the fourth quarter a year ago, as a result of the subordinated debt issued in March 2021 offset by a decrease in interest paid on certificates of deposit.

For the year ended December 31, 2021, total interest income increased 23.2% to $63.7 million, compared to $51.7 million for the year ended December 31, 2020, due to loan growth. A decrease of $2.4 million in interest expense year-over-year was due to the decline in the cost of total deposits to 23 basis points compared to 57 basis points in the fourth quarter one year ago, offset by interest on the subordinated debt issued in March 2021.

Net interest income, before provision for loan losses, for the fourth quarter increased 3.0% to $15.8 million, compared to $15.4 million for the preceding quarter, and increased 24.7% from the fourth quarter a year ago.

For the year ended December 31, 2021, net interest income before the provision for loan losses increased 32.6% to $58.3 million, compared to $44.0 million for the year ended December 31, 2020.

Interest income from loans was positively impacted by PPP loans in 2021. As of December 31, 2021, we received SBA proceeds on forgiven loans totaling $51.0 million. Approximately $385,000 of the income recognized during the fourth quarter was related to deferred fees associated with PPP loan payoffs, compared to $630,000 in the third quarter of 2021. Total deferred fee income recognized in 2021 related to PPP loan payoffs was $1.3 million. At December 31, 2021, there was approximately $390,000 of PPP loan fee income remaining to be recognized in income.

The Company recorded a $150,000 negative loan loss provision during the fourth quarter of 2021. This compares to a provision for loan losses of $700,000 for the preceding quarter, and a provision for loan losses of $930,000 for the fourth quarter of 2020. For the year ended December 31, 2021, the provision for loan losses was $1.4 million, compared to $5.1 million for the year ended December 31, 2020. The lower provision reflects improvement in economic conditions, less uncertainty regarding the impact of COVID-19, and stable credit quality compared to the prior year.

The net interest margin was 3.58% for both the third and fourth quarters of 2021, and increased 12 basis points compared to 3.46% for the fourth quarter in 2020. For the year ended December 31, 2021, the net interest margin increased 24 basis points to 3.51%, compared to 3.27% in the year ended December 31, 2020. Increases over the prior year are primarily due to an improvement in our earning asset mix, loan fee income recognized during 2021 from PPP loan payoffs, and a substantial reduction in the cost of funds. Average total loans increased to 75% of average interest-earning assets compared to 73% one year ago.

The yield on earning assets decreased 1 basis point to 3.90% for the fourth quarter of 2021, compared to 3.91% for the third quarter of 2021, and increased 9 basis points from 3.81% for the fourth quarter of 2020. The year-over-year increase was due to higher yields on the investment portfolio and loans, coupled with higher average loan balances. The yield on the loan portfolio increased to 4.49% for the fourth quarter of 2021, from 4.47% for the third quarter of 2021, primarily due to interest income on commercial construction loans during the current quarter. The increase from 4.41% for the fourth quarter of 2020 was mainly related to deferred fee income recognized on PPP loan payoffs.

The cost of interest-bearing liabilities decreased 3 basis points to 0.42% for the fourth quarter of 2021, compared to 0.45% for the third quarter of 2021, and decreased 5 basis points from 0.47% for the fourth quarter of 2020. The total cost of funds decreased 2 basis points to 0.34% for the fourth quarter of 2021, compared to 0.36% for the third quarter of 2021, and decreased 4 basis points from 0.38% for the fourth quarter of 2020. While the average balance and cost of funds on borrowings increased from the prior year, the lower-cost average deposit account balances continued to grow and the related cost of deposits decreased.

Noninterest income increased 11.4% to $4.8 million for the fourth quarter of 2021 from $4.3 million for the third quarter of 2021 and increased 3.0% compared to $4.6 million for the fourth quarter a year ago. The fourth quarter of 2021 included $88,000 of sold loan servicing fee income compared to $815,000 in the preceding quarter, which was positively impacted by a catch-up for servicing fees on Main Street Lending Program loans sold, and $146,000 in the fourth quarter a year ago. Increases for the quarter included gain on sale of multifamily loans and related servicing right recognition totaling $1.2 million, SBA participation fee income of $360,000 and swap program participation fees of $236,000. The third quarter of 2021 included a $1.3 million gain on sale of investment securities and $134,000 in swap program participation fees.

For the year ended December 31, 2021, noninterest income decreased 1.3% to $15.6 million, compared to $15.9 million for the year ended December 31, 2020, reflecting a lower gain on sale of mortgage loans, lower gain on sale of securities, and a decrease in the cash surrender value of bank owned life insurance (BOLI) due to a one-time increase recorded in the third quarter of 2020 from a restructure of the BOLI policies in the third quarter of 2020. Decreases were partially offset by increases in gain on sale of commercial loans, SBA and swap program participation fees, and a gain on our investment in Canapi Ventures Fund LP.

Noninterest expense totaled $14.7 million for the fourth quarter of 2021, compared to $13.9 million for the preceding quarter and $11.7 million for the fourth quarter a year ago. The current quarter increase is due to additional compensation expense, technology enhancements, and FDIC insurance premiums. The increase over the fourth quarter of 2020 reflects higher compensation expense, including salaries, production-related commissions, incentives and benefits, as well as costs associated with expanding our footprint with two new locations; technology enhancements for digital and mobile banking products; and higher FDIC insurance premiums.

For the year ended December 31, 2021, noninterest expense increased to $54.4 million, from $41.5 million for the year ended December 31, 2020. The year-over-year increase reflects higher compensation expense, including salaries, production-related commissions, incentives and benefits, as well as costs associated with expanding our footprint with two new locations, and technology enhancements for digital and mobile banking products.

The provision for income tax increased to $1.1 million for the fourth quarter of 2021, compared to $946,000 for the third quarter of 2021 and $850,000 for the fourth quarter of 2020, due to the increase in income. The provision for income tax for the year ended December 31, 2021, was $3.2 million compared to $3.0 million for the year ended December 31, 2020, reflecting higher net income before provision for income tax in the current year, while the prior year included a penalty recorded related to the surrender of a bank-owned life insurance policy in the third quarter of 2020 which resulted in a higher tax provision as well as a higher effective tax rate for the related period.

Capital Ratios and Credit Quality

Capital levels for both the Company and its operating bank, First Fed, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at December 31, 2021. Common Equity Tier 1 and Total Risk-Based Capital Ratios at December 31, 2021 were 13.8%  and 14.9%, respectively.

Nonperforming loans were $1.4 million at December 31, 2021, an increase of $198,000 from September 30, 2021 related to brokered and purchased auto loans. The percentage of the allowance for loan losses to nonperforming loans decreased to 1095% at December 31, 2021, from 1289% at September 30, 2021, and increased from 609% at December 31, 2020. Classified loans decreased $93,000 during the fourth quarter to $12.6 million at December 31, 2021, reflecting improvements in almost all loan categories. The allowance for loan losses as a percentage of total loans was 1.11% at December 31, 2021, with no change from the prior quarter and a decrease from 1.20% reported one year earlier.

Recent Developments

On January 12, 2022, the Company announced a new fintech partnership with Splash Financial, a leading digital lending platform that helps borrowers easily shop and compare financial products. Through its First Fed subsidiary, FNWB will work collaboratively with Splash to develop and deploy consumer loan products and solutions throughout the country.

Splash Financial is a national leader in refinancing student loans, helping consumers save money on educational financing and personal loans. Splash raised $44 million from sales of Series B preferred stock in June 2021, bringing its total funding to $60.9 million.

Awards/Recognition

The Company has received several accolades as a leader in the community.

In April 2021, First Fed was recognized as a Top Corporate Citizen by the Puget Sound Business Journal. The Corporate Citizenship Awards honors local corporate philanthropists and companies making significant contributions in the region. The top 25 small, medium and large-sized companies were recognized in addition to nine other honorees this year. First Fed was ranked #4 in the medium-sized company category.

In May 2021, First Fed was named to the Middle Market Fast 50 List by the Puget Sound Business Journal. First Fed also made the Fast 50 list for 2020, which recognizes the region's fastest-growing middle market companies.

On June 24, First Fed was named to the Forbes Best Banks list for 2021 and included on the Forbes Best Bank in Washington list. Nearly 25,000 Americans were surveyed for their opinions on their current and former banking relationships. Only 135 banks (2.7%) made the list of the nearly 5,000 FDIC-insured banks in the country. First Fed was one of three in Washington to be recognized as a Best Bank based on customer feedback.

Additionally, on June 14 First Fed was named on the Puget Sound Business Journal’s Best Workplaces list. First Fed has been recognized as one the top 100 workplaces in Washington, as voted by each company’s own employees.

About the Company

First Northwest Bancorp (Nasdaq: FNWB) is a bank holding company engaged in investment activities including the business activity of its subsidiary, First Fed Bank. First Fed is a community-oriented financial institution which has served customers and communities since 1923. Currently First Fed has 16 locations in Washington state including 12 full-service branches. First Fed’s business and operating strategy is focused on building sustainable earnings by delivering a fully array of financial products and services for individuals, small business, and commercial customers. Additionally, First Fed focuses on strategic partnerships with financial technology (“fintech”) companies to develop and deploy digitally focused financial solutions to meet customers’ needs on a broader scale. FNWB also invests in fintech companies directly as well as through select venture capital partners. In 2021, the Company entered a joint venture to found Quin, a fintech focused on financial wellness and lifestyle protection for consumers nationwide. Other fintech partnership initiatives include banking-as-a-service, digital payments and marketplace lending. FNWB was incorporated in 2012 and is headquartered in Port Angeles, Washington.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	December 31, 2021	September 30, 2021	December 31, 2020	Three Month Change	One Year Change
Assets

Cash and due from banks	$13,868	$17,012	$13,508	-18.5%	2.7%
Interest-bearing deposits in banks	112,148	59,108	51,647	89.7	117.1
Investment securities available for sale, at fair value	344,212	325,890	364,296	5.6	-5.5
Loans held for sale	760	2,231	3,753	-65.9	-79.7
Loans receivable (net of allowance for loan losses of $15,124, $15,243, and $13,847)	1,350,260	1,345,126	1,141,969	0.4	18.2
Federal Home Loan Bank (FHLB) stock, at cost	5,196	4,397	5,977	18.2	-13.1
Accrued interest receivable	5,289	5,775	6,966	-8.4	-24.1
Premises and equipment, net	19,830	18,188	14,785	9.0	34.1
Mortgage servicing rights, net	3,282	2,934	2,120	11.9	54.8
Bank-owned life insurance, net	39,318	39,080	38,353	0.6	2.5
Goodwill and other intangible assets, net	1,183	1,186	—	-0.3	100.0
Prepaid expenses and other assets	25,735	24,210	10,975	6.3	134.5

Total assets	$1,921,081	$1,845,137	$1,654,349	4.1%	16.1%

Liabilities and Shareholders' Equity

Deposits	$1,580,580	$1,522,916	$1,333,517	3.8%	18.5%
Borrowings	80,000	60,000	109,977	33.3	-27.3
Subordinated debt, net	39,280	39,261	—	0.0	100.0
Accrued interest payable	393	29	53	1,255.2	641.5
Accrued expenses and other liabilities	29,240	33,369	23,303	-12.4	25.5
Advances from borrowers for taxes and insurance	1,108	2,118	1,116	-47.7	-0.7

Total liabilities	1,730,601	1,657,693	1,467,966	4.4	17.9

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 9,972,698 at December 31, 2021; issued and outstanding 10,050,877 at September 30, 2021; and issued and outstanding 10,247,185 at December 31, 2020	100	102	102	-2.0	-2.0
Additional paid-in capital	96,132	96,396	97,412	-0.3	-1.3
Retained earnings	103,013	99,058	92,657	4.0	11.2
Accumulated other comprehensive income, net of tax	288	934	5,442	-69.2	-94.7
Unearned employee stock ownership plan (ESOP) shares	(8,572)	(8,736)	(9,230)	1.9	7.1

Total parent's shareholders' equity	190,961	187,754	186,383	1.7	2.5
Noncontrolling interest in Quin Ventures, Inc.	(481)	(310)	—	-55.2	100.0

Total shareholders' equity	190,480	187,444	186,383	1.6	2.2

Total liabilities and shareholders' equity	$1,921,081	$1,845,137	$1,654,349	4.1%	16.1%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	December 31, 2021	September 30, 2021	December 31, 2020	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$15,041	$14,581	$11,894	3.2%	26.5%
Interest on mortgage-backed and related securities	727	715	437	1.7	66.4
Interest on investment securities	1,346	1,423	1,581	-5.4	-14.9
Interest on deposits in banks	37	18	9	105.6	311.1
FHLB dividends	58	41	56	41.5	3.6
Total interest income	17,209	16,778	13,977	2.6	23.1

INTEREST EXPENSE
Deposits	787	850	1,079	-7.4	-27.1
Borrowings	214	186	221	15.1	-3.2
Subordinated debt	394	390	—	1.0	100.0
Total interest expense	1,395	1,426	1,300	-2.2	7.3

Net interest income	15,814	15,352	12,677	3.0	24.7

(RECAPTURE OF) PROVISION FOR LOAN LOSSES	(150)	700	930	-121.4	-116.1

Net interest income after provision for loan losses	15,964	14,652	11,747	9.0	35.9

NONINTEREST INCOME
Loan and deposit service fees	1,007	1,015	940	-0.8	7.1
Sold loan servicing fees, net of amortization	88	815	146	-89.2	-39.7
Net gain on sale of loans	2,264	663	2,324	241.5	-2.6
Net gain on sale of investment securities	—	1,286	912	-100.0	-100.0
Increase in cash surrender value of bank-owned life insurance	238	241	249	-1.2	-4.4
Other income	1,179	266	67	343.2	1,659.7
Total noninterest income	4,776	4,286	4,638	11.4	3.0

NONINTEREST EXPENSE
Compensation and benefits	8,948	8,713	7,193	2.7	24.4
Data processing	1,818	1,568	1,302	15.9	39.6
Occupancy and equipment	1,173	1,106	1,052	6.1	11.5
Supplies, postage, and telephone	313	279	236	12.2	32.6
Regulatory assessments and state taxes	316	335	271	-5.7	16.6
Advertising	556	547	572	1.6	-2.8
Professional fees	409	422	408	-3.1	0.2
FDIC insurance premium	302	134	89	125.4	239.3
Other	843	830	596	1.6	41.4
Total noninterest expense	14,678	13,934	11,719	5.3	25.2

INCOME BEFORE PROVISION FOR INCOME TAXES	6,062	5,004	4,666	21.1	29.9

PROVISION FOR INCOME TAXES	1,112	946	850	17.5	30.8

NET INCOME	4,950	4,058	3,816	22.0	29.7
Net loss on noncontrolling interest in Quin Ventures, Inc.	174	120	—	45.0	100.0

NET INCOME ATTRIBUTABLE TO PARENT	$5,124	$4,178	$3,816	22.6%	34.3%

Basic and diluted earnings per common share	$0.56	$0.45	$0.41	24.4%	36.6%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Year Ended December 31,		Percent
	2021	2020	Change
INTEREST INCOME
Interest and fees on loans receivable	$55,029	$43,063	27.8%
Interest on mortgage-backed and related securities	2,550	2,701	-5.6
Interest on investment securities	5,819	5,569	4.5
Interest on deposits in banks	83	94	-11.7
FHLB dividends	190	255	-25.5
Total interest income	63,671	51,682	23.2

INTEREST EXPENSE
Deposits	3,396	6,663	-49.0
Borrowings	774	1,061	-27.0
Subordinated debt	1,203	—	100.0
Total interest expense	5,373	7,724	-30.4

Net interest income	58,298	43,958	32.6

PROVISION FOR LOAN LOSSES	1,350	5,046	-73.2

Net interest income after provision for loan losses	56,948	38,912	46.4

NONINTEREST INCOME
Loan and deposit service fees	3,860	3,454	11.8
Sold loan servicing fees, net of amortization	946	137	590.5
Net gain on sale of loans	5,278	6,433	-18.0
Net gain on sale of investment securities	2,410	3,147	-23.4
Increase in cash surrender value of bank-owned life insurance	965	1,826	-47.2
Other income	2,179	849	156.7
Total noninterest income	15,638	15,846	-1.3

NONINTEREST EXPENSE
Compensation and benefits	33,515	24,590	36.3
Data processing	6,244	4,637	34.7
Occupancy and equipment	4,312	3,879	11.2
Supplies, postage, and telephone	1,189	985	20.7
Regulatory assessments and state taxes	1,213	930	30.4
Advertising	2,040	1,506	35.5
Professional fees	1,997	1,523	31.1
FDIC insurance premium	752	245	206.9
FHLB prepayment penalty	—	210	-100.0
Other	3,151	2,959	6.5
Total noninterest expense	54,413	41,464	31.2

INCOME BEFORE PROVISION FOR INCOME TAXES	18,173	13,294	36.7

PROVISION FOR INCOME TAXES	3,194	2,954	8.1

NET INCOME	14,979	10,340	44.9
Net loss on noncontrolling interest in Quin Ventures, Inc.	439	—	100.0

NET INCOME ATTRIBUTABLE TO PARENT	$15,418	$10,340	49.1%

Basic earnings per common share	$1.67	$1.11	50.5%
Diluted earnings per common share	$1.66	$1.10	50.9%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Quarter Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Performance ratios: (1)
Return on average assets	1.09%	0.92%	0.69%	0.76%	0.97%
Return on average equity	10.72	8.69	6.46	6.70	8.32
Average interest rate spread	3.48	3.46	3.22	3.38	3.35
Net interest margin (2)	3.58	3.58	3.34	3.48	3.46
Efficiency ratio (3)	70.5	70.3	78.2	74.7	67.7
Equity to total assets	9.92	10.16	10.55	10.49	11.27
Average interest-earning assets to average interest-bearing liabilities	133.8	134.1	133.9	134.6	131.7
Book value per common share	$19.10	$18.65	$18.49	$17.86	$18.20

Tangible performance ratios:
Tangible assets (4)	$1,919,028	$1,843,395	$1,787,389	$1,736,292	$1,654,348
Tangible common equity (4)	188,427	185,702	188,591	182,097	186,382
Tangible common equity ratio (4)	9.82%	10.07%	10.55%	10.49%	11.27%
Return on tangible common equity (4)	10.82	8.73	6.46	6.80	8.28
Tangible book value per common share (4)	$18.89	$18.48	$18.49	$17.86	$18.19

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.07%	0.06%	0.10%	0.12%	0.14%
Nonperforming loans to total loans (6)	0.10	0.09	0.14	0.18	0.20
Allowance for loan losses to nonperforming loans (6)	1095.15	1288.50	817.71	668.15	609.20
Allowance for loan losses to total loans	1.11	1.13	1.16	1.22	1.20
Annualized net (recoveries) charge-offs to average outstanding loans	(0.01)	0.01	0.00	0.00	0.00

Capital ratios (First Fed Bank):
Tier 1 leverage	10.6%	10.6%	10.9%	11.2%	10.3%
Common equity Tier 1 capital	13.8	13.4	14.5	15.1	13.4
Tier 1 risk-based	13.8	13.4	14.5	15.1	13.4
Total risk-based	14.9	14.4	15.6	16.3	14.6

Other Information:
Average total assets	$1,864,309	$1,810,543	$1,737,363	$1,645,806	$1,567,521
Average total loans	1,336,937	1,303,199	1,211,348	1,144,230	1,089,505
Average interest-earning assets	1,750,355	1,702,762	1,639,782	1,549,316	1,466,103
Average noninterest-bearing deposits	330,913	314,677	304,483	283,204	245,024
Average interest-bearing deposits	1,211,453	1,179,096	1,133,472	1,092,114	1,032,608
Average interest-bearing liabilities	1,307,895	1,269,958	1,224,665	1,150,743	1,113,339
Average equity	189,706	190,764	186,153	186,171	183,424
Average shares -- basic	9,103,640	9,184,568	9,130,113	9,094,354	9,214,965
Average shares -- diluted	9,189,252	9,268,076	9,248,667	9,185,725	9,258,109

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited) (continued)

	As of or For the Year Ended December 31,
	2021	2020
Performance ratios: (1)
Return on average assets	0.87%	0.72%
Return on average equity	8.19	5.79
Average interest rate spread	3.40	3.09
Net interest margin (2)	3.51	3.27
Efficiency ratio (3)	73.0	69.3
Equity to total assets	9.92	11.27
Average interest-earning assets to average interest-bearing liabilities	134.1	130.6
Book value per common share	$19.10	$18.19

Tangible performance ratios:
Tangible assets (4)	$1,919,028	$1,654,348
Tangible common equity (4)	188,427	186,382
Tangible common equity ratio (4)	9.82%	11.27%
Return on tangible common equity (4)	8.22	5.79
Tangible book value per common share (4)	$18.89	$18.19

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.07%	0.14%
Nonperforming loans to total loans (6)	0.10	0.20
Allowance for loan losses to nonperforming loans (6)	1095.15	609.19
Allowance for loan losses to total loans	1.11	1.20
Net charge-offs to average outstanding loans	0.01	0.10

Capital ratios (First Fed Bank):
Tier 1 leverage	10.6%	10.3%
Common equity Tier 1 capital	13.8	13.4
Tier 1 risk-based	13.8	13.4
Total risk-based	14.9	14.6

Other Information:
Average total assets	$1,765,230	$1,436,895
Average total loans	1,249,605	978,799
Average interest-earning assets	1,661,219	1,345,770
Average noninterest-bearing deposits	308,467	205,043
Average interest-bearing deposits	1,154,430	957,281
Average interest-bearing liabilities	1,238,833	1,030,549
Average equity	188,215	178,498
Average shares -- basic	9,207,609	9,348,874
Average shares -- diluted	9,302,396	9,380,294

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Selected loan detail:

	December 31, 2021	September 30, 2021	December 31, 2020	Three Month Change	One Year Change
	(In thousands)
Commercial business loans breakout
PPP loans	$14,552	$26,858	$23,211	$(12,306)	$(8,659)
Northpointe Bank MPP	26,272	27,504	47,260	(1,232)	(20,988)
Secured lines of credit	10,376	8,279	7,467	2,097	2,909
Unsecured lines of credit	3,082	2,708	1,474	374	1,608
Other commercial business loans	25,556	26,590	20,789	(1,034)	4,767
Total commercial business loans	$79,838	$91,939	$100,201	$(12,101)	$(20,363)

Auto and other consumer loans breakout
Triad Manufactured Home loans	$58,296	$58,823	$19,632	$(527)	$38,664
Woodside auto loans	100,965	99,335	81,087	1,630	19,878
First Help auto loans	5,752	4,164	1,758	1,588	3,994
Other auto loans	13,861	15,715	23,554	(1,854)	(9,693)
Other consumer loans	3,895	4,201	2,202	(306)	1,693
Total auto and other consumer loans	$182,769	$182,238	$128,233	$531	$54,536

Construction and land loans breakout
1-4 Family construction	$68,079	$66,287	$37,489	$1,792	$30,590
Multifamily construction	88,919	80,146	34,513	8,773	54,406
Acquisition-renovation	51,099	53,670	39,346	(2,571)	11,753
Nonresidential construction	6,308	4,520	1,949	1,788	4,359
Land and development	10,304	9,849	10,330	455	(26)
Total construction and land loans	$224,709	$214,472	$123,627	$10,237	$101,082

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Non-GAAP Financial Measures

This press release contains both financial measures based on GAAP and non-GAAP based financial measures, which are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, are included in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Reconciliations of the GAAP and non-GAAP measures are presented below:

Tangible Common Equity:

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	(Dollars in thousands, except per share data)
Total shareholders' equity	$190,480	$187,444	$188,593	$182,098	$186,383
Less: Goodwill and other intangible assets	1,183	1,186	—	—	—
Disallowed servicing right	870	556	2	1	1
Total tangible common equity	$188,427	$185,702	$188,591	$182,097	$186,382

Total assets	$1,921,081	$1,845,137	$1,787,391	$1,736,293	$1,654,349
Less: Goodwill and other intangible assets	1,183	1,186	—	—	—
Disallowed servicing right	870	556	2	1	1
Total tangible assets	$1,919,028	$1,843,395	$1,787,389	$1,736,292	$1,654,348

Average shareholders' equity	$189,706	$190,764	$186,153	$186,171	$183,424
Less: Average goodwill and other intangible assets	1,185	880	—	—	—
Average disallowed servicing right	560	8	1	1	1
Total average tangible common equity	$187,961	$189,876	$186,152	$186,170	$183,423

Tangible common equity ratio	9.82%	10.07%	10.55%	10.49%	11.27%
Net income	$5,124	$4,178	$2,996	$3,120	$3,816
Return on tangible common equity	10.82%	8.73%	6.46%	6.80%	8.28%
Common shares outstanding	9,972,698	10,050,877	10,205,867	10,195,644	10,247,185
Tangible book value per common share	$18.89	$18.48	$18.49	$17.86	$18.19
GAAP Ratios:
Equity to total assets	9.92%	10.16%	10.55%	10.49%	11.27%
Return on average equity	10.72%	8.69%	6.46%	6.70%	8.32%
Book value per common share	$19.10	$18.65	$18.49	$17.86	$18.20

	December 31, 2021	December 31, 2020
	(Dollars in thousands, except per share data)
Total shareholders' equity	$190,480	$186,383
Less: Goodwill and other intangible assets	1,183	1,186
Disallowed servicing right	870	556
Total tangible common equity	$188,427	$184,641

Total assets	$1,921,081	$1,654,349
Less: Goodwill and other intangible assets	1,183	1,186
Disallowed servicing right	870	556
Total tangible assets	$1,919,028	$1,652,607

Average shareholders' equity	$188,215	$178,498
Less: Average goodwill and other intangible assets	520	—
Average disallowed servicing right	144	9
Total average tangible common equity	$187,551	$178,489

Tangible common equity ratio	9.82%	11.17%
Net income	$15,418	$10,340
Return on tangible common equity	8.22%	5.79%
Common shares outstanding	9,972,698	10,247,185
Tangible book value per common share	$18.89	$18.02
GAAP Ratios:
Equity to total assets	9.92%	11.27%
Return on average equity	8.19%	5.79%
Book value per common share	$19.10	$18.19

Non-GAAP Financial Measures Footnote

(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.